EXHIBIT 10.10
STAT #: 21-02-2063
SSN/TAX ID #: 41-1233380
DOC CODE: AAG
NAME: Fixed Agreement
# OF PGS: 18 pgs total
Agency Agreement
Γ    Symetra Life Insurance Company
Γ    American States Life Insurance Company
*Agency is contracted to sell with the selected company(ies) above.
This agreement is executed by the undersigned party (hereinafter called “Agency”), Symetra Life Insurance Company (hereinafter called “Company” on all Symetra Life Insurance Agency Agreement pages) and American States Life Insurance Company (hereinafter called “Company” on all American States Agency Agreement pages). It shall consist of this page and the pages identified by the following form numbers:
This agreement supersedes all previous agreements between Company and Agency covering the lines of insurance referred to in this agreement.
Agency is responsible for ensuring that no business is solicited until the effective date of this agreement.
AUTHORIZED REPRESENTATIVES OF EACH OF THE PARTIES MAY CANCEL OR MODIFY THIS AGREEMENT BY PROVIDING AT LEAST THIRTY (30) DAYS WRITTEN NOTICE PRIOR TO THE EFFECTIVE DATE OF SUCH CHANGE

By

(Agency Principal)	Pat McCormick
Senior Vice President
Symetra Life Insurance Company

Agency Signature Date:

For Symetra Life Insurance Company American States Life Insurance Company

Agency Name:
US Bancorp Investments Inc	Effective Date: 6/1/2005

(To be filled in by Symetra Personnel)
21-02-2063
Symetra Stat Number
P.O. Box 34920
Seattle, WA 98124-1920
LSA-399 09/2004

Symetra Life Insurance Company
American States Life Insurance Company
TERMS AND CONDITIONS
GENERAL
1.	Values Statement

The Company has a history, tradition and reputation for high ethical standards. It is expected that the Agency will adhere to the Values Statement, will avoid conflicts of interest, and will comply with all applicable laws.

We expect our agents to:
a.	Act with integrity, which includes being honest with customers and Company.

b.	Understand our customers’ financial and insurance objectives and seek to satisfy those objectives with appropriate financial and insurance products and first-rate service.

c.	Provide clear and accurate advertising and sales materials to our customers.

d.	Resolve customers’ complaints and disputes fairly and promptly.

e.	Take appropriate actions, including having adequate supervision, to comply with applicable laws.

f.	Compete actively and fairly so as to provide customers with needed services and products at reasonable prices.
2.	Confidentiality
(a)	Company and Agency acknowledge that each party (as a “Recipient”) may have access to, or (as an “Owner”) may provide to the other party, information and or documentation which the respective party regards as confidential or otherwise of a proprietary nature. Confidential Information includes, but is not limited to, the following, whether now existing or hereafter created:
(i)	all information marked as confidential, privileged or with similar designation or information which the Recipient should, in the exercise of its professional judgment, recognize to be confidential;

(ii)	any and all information about yours and your affiliates employees or consumer customers (“Customers”) of any nature whatsoever including, but not limited to, employees or Customer lists, employee or Customer financial information and the fact of the existence of a relationship, or potential relationship, between you or your affiliates and the respective employees or Customers;

(iii)	all business, financial or technical information of the Owner, including but not limited to information concerning intellectual property or other property protected by rights embodied in copyrights, patents or pending patent applications, “know how”, trade secrets and any intellectual property rights of the Owner;

(iv)	the Owner’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials; and

(v)	all documents whether prepared by the Owner, Recipient or others, that contain or otherwise reflect Confidential Information.
Except for Customers’ information as described herein, the term “Confidential Information” shall not include any portion of such information that Recipient can establish by clear and convincing evidence to have been (i) known publicly or become public without breach of this Agreement, (ii) known by the Recipient without any obligation of confidentiality prior to disclosure of such Confidential Information or (iii) received in good faith by the Recipient from a third-party source having the right to disclose such information.

(b)	Recipient agrees now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. Recipient shall protect Confidential Information using the same degree of care, but no loess than a reasonable degree of care, to prevent unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as Recipient uses to protect its own confidential information.

(c)	Company shall have or establish data security policies and procedures to ensure compliance with the section and that are designed to (i) ensure the security and confidentiality of Customer(s)’ information; (ii) protect against unauthorized access to, disclosure of, or uses of such information; (iii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iv) satisfy the applicable provision of the Gramm-Leach-Bliley Act, as such act is amended from time to time and regulations thereunder and of any federal, state and local privacy laws. Upon reasonable requests from Agency, Company agrees to provide Agency copies of audits and system test results of the systems used for transmitting and/or storing Customer Information.

(d)	if Recipient is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, Recipient shall promptly notify Owner so that the Owner may seek an appropriate protection order.

(e)	In the event of any disclosure or loss of, or inability to account for, any of Owner’s Confidential Information, Recipient shall promptly notify Owner.

LSA-391 USB 05/2005	Page 1 of 3

(f)	Recipient may use the Confidential Information only as necessary for its performance hereunder and for no other use. Recipient’s limited right to use Confidential Information shall expire upon expiration or termination of the Agreement for any reason. Recipient’s obligations of confidentiality and non-disclosure shall survive termination or expiration of this Agreement. Upon termination or expiration of the Agreement, Recipient shall return all physical embodiments of Confidential Information to Owner, or may, with Owner’s prior permission, destroy the Confidential Information. Recipient shall provide written certification to Owner of Recipient’s compliance with this section.

(g)	If Recipient is allowed or required to disclose Confidential Information to third parties in the performance of its obligations hereunder, the Recipient shall ensure that such third parties have express obligations of confidentiality and nondisclosure substantially similar to Recipient’s obligation hereunder, with regard to the Confidential Information. Any liability arising out of disclosure by such third party shall be with the Recipient.

(h)	If Recipient, or any of its agents or employees, violates the obligations herein, the parties agree that irreparable damage may result to the Owner, that the Owner’s remedy at law for damages may be inadequate, and that the Owner will be entitled to an injunction to restrain any continuing breach with no bond required, or if a bond is required, only a nominal bond. Notwithstanding any other provision of this Agreement that may limit Recipient’s liability, the Owner shall further be entitled to recover any other rights and remedies that it may have at law or in equity.

(i)	Company agrees on behalf of itself and its affiliates that Customer lists and all nonpublic personal information related to such Customers that are the subject of this Agreement are the property of, and ownership of such shall remain with, Agency and/or its affiliates, as applicable, throughout the term of this Agreement and upon the expiration or termination of this Agreement for any reason. In no event will Company or its affiliates use such Customer information to solicit sales of products or services that Company, its affiliates or any third party may offer contrary to applicable laws and without prior written consent.
3.	Company agrees that during the term of this Agreement and following it’s termination, Company shall not solicit any customer of Agency who purchases any product from the Company under this Agreement , for any additional product or service without Agency’s prior written consent; provided, however, that Company may offer additional products or services to any such customers who become a customer of the Company through another agency relationship.

4.	Status and Authority of Agency
a.	Agency is an independent contractor, not an employee of Company, which has retained its right to exercise exclusive and independent control of its time, energy and skill in the conduct of its business.

b.	Agency is authorized to solicit applications for those life and health insurance products issued by the Company that are listed on the attached agency agreement pages; and to collect initial policy premiums and account deposits, and such other premiums as may be specifically authorized by the Company.
5.	Agency has no authority to:
a.	Make, alter or discharge any policy;

b.	Extend the time for payment of premiums;

c.	Waive or extend any policy provision;

d.	Incur any liability or expense on behalf of Company;

e.	Receive any money due or to become due to Company except initial policy premiums and account deposits and other such premiums as may be specifically authorized by the Company.

f.	Pay any premiums or deposits with an agency check other than initial premiums or initial deposits for products listed on forms LSA-104.
6.	Agency shall promptly submit applications and remit premiums and deposits to Company at its Home Office.

7.	Agency shall be responsible to Company for the fidelity and acts of Agency representatives. Agency is responsible for ensuring that no business is solicited by any representative until that representative is authorized to represent the Company.

8.	Agency shall not pay or allow, or offer to allow, as an inducement to any person to insure or enroll, any illegal rebate of premium or other consideration due, or any other inducement not specified in the policy; nor make any misrepresentations or incomplete comparison for the purpose of inducing a policyholder in any other company to lapse, forfeit or surrender insurance.

9.	Agency shall not use any sales material, illustrations or advertisement in which Company is identified, unless the written consent of Company is obtained.

10.	Promptly upon Company’s receipt, but in any event not later than two (2) business days after receipt, of a compliant involving an allegation against any of Agency, its employees, directors, officers or affiliates, Company shall forward a copy of such complaint to the compliance department of Agency. Company shall provide Agency with a name and number of a contact person with its legal or compliance department who can be contacted for information about such complaint. Company agrees that its employees shall work only with Agency’s Compliance department to obtain information with respect to complaints. Furthermore, Company agrees that is shall not settle any complaints or claims on behalf of Agency without Agency’s express written consent.

11.	Without liability to the Agency, the Company may withdraw from doing business in any jurisdiction, and may at its discretion withdraw, substitute, add or change rates on any plan or plans, however Company shall promptly notify Agency of any such changes.

LSA-391 USB 05/2005	Page 2 of 3

12.	Indemnity

(a) Company agrees to indemnify and hold harmless Agency and each of its current and former directors, officers, employees and agents against any and all losses, claims, damages or liabilities joint and several (or actions in respect thereof), to which Agency or such person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on the failure by Company, its directors, officers, employees or agents to comply with the terms of this Agreement, including any unauthorized actions, errors or omissions by its representatives. Company agrees to reimburse Agency and any such indemnified party for any reasonable legal or other expense (including reasonable attorney’s fees) incurred by Agency and/or such indemnified party in connection with investigating or defending any such losses, claims, damages or liabilities or actions. This indemnity obligation will be in addition to any liability that Company may otherwise have.

(b) Agency agrees to indemnify and hold harmless Company and each of its current and former directors, officers, employees and agents against any and all losses, claims, damages or liabilities joint and several (or actions in respect thereof), to which Company or such person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on the failure by Agency, its directors, officers, employees or agents to comply with the terms of this Agreement, including any unauthorized actions, errors or omissions by its representatives. Agency agrees to reimburse Company and any such indemnified party for any reasonable legal or other expense (including reasonable attorney’s fees) incurred by Company and/or such indemnified party in connection with investigating or defending any such losses, claims, damages or liabilities or actions. This indemnity obligation will be in addition to any liability that Agency may otherwise have.
COMPENSATION
1.	The Company may establish a reasonable minimum amount for compensation payments. If the amount due is less than such sum, the balance will be carried forward to the next payment date until the minimum amount is reached.

2.	Undistributed compensation in the hands of Company and its affiliates may be applied at any time to and as an offset on any due and unpaid obligations of Agency to Company and its affiliates.

3.	Neither this Agreement, nor any of the benefits to accrue hereunder, shall be assigned or transferred, either in whole or in part, without prior written consent of the Company; provided, however that Agency may assign this Agreement to a subsidiary or successor in interest without prior consent.

4.	Company at any time, by written notice to Agency may change the compensation allowed under this agreement as to new business effective no earlier than thirty (30) days after the date of such notice.

5.	If Company returns any portion of the premiums on a policy previously issued, Agency will pay to Company the compensation previously received with respect to the returned premiums. In addition, Agency will refund to Company compensation on canceled insurance, and on reductions in premiums, at the same rate as those on which compensation was originally received.
TERMINATION
1.	Commissions, sales fees and service fees payable on premiums and account deposits paid after this agreement has been terminated shall be as specified in the applicable schedules, subject to any offset on any due and unpaid obligation to the Company and affiliates.

2.	This Agreement shall terminate immediately and the Agency shall forfeit any and all compensation accruing hereunder, if any of the following acts are committed by the Agency representatives:
a.	Withholding any property belonging to the Company after demand for its relinquishment has been made by the Company;

b.	Willfully misappropriating funds belonging to the Company;

c.	Committing any other fraudulent act against the Company or its policyholders;

d.	Doing any act which results in having the required license to act as an insurance agent or broker canceled by any state insurance department;

e.	Making any representation or doing any act injuring the business or reputation of the Company.
The failure of either party to enforce any provision of this Agreement shall not constitute a waiver by such party of any such provision. The past waiver of a provision by either party shall not constitute a course of conduct or a waiver in the future of that same provision.

LSA-391 USB 05/2005	Page 3 of 3

STAT #: 21-02-2063
SSN/TAX ID #: 41-1233380
DOC CODE: AMD
NAME: Advance Comp Amendment
# OF PGS: 4 pgs total
AMENDMENT
This Amendment of the Agency Agreement (“Amendment”) is made and entered into by Symetra Life Insurance Company (“Company”) and US Bancorp Investments Inc. ( “Agency”), and is effective as of May 1, 2006.
RECITALS
Company and Agency entered into an Agency Agreement, effective as of April 23, 2003, which has subsequently been modified by various endorsements (the Agency Agreement and the endorsements collectively referred to as the “Agency Agreement”); and
Company and Agency desire to amend the Agency Agreement as set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, Company and Agency agree as follows:
1.	Subject to the conditions contained in the Agency Agreement and in this Amendment, Company will pay, in advance, a portion of the anticipated commissions on submitted product applications for eligible policies, in which external transfer of funds to Company is pending, prior to the date of receipt by Company of premiums on which the anticipated commissions are to be calculated.

2.	The amount advanced will be based on the pending funds per applications received by Company during each month, as determined by Company at the end of each month, beginning in May, 2006.

3.	The amount of the advance will be calculated as follows:

Amount pending x applicable product commission rate x 90% = advance amount.

However, Company shall have the right to reduce the 90% level to an 80% level, upon providing 30 days written notice to Agency, if Company determines in its sole discretion that there are significant issues regarding recovery of the advanced commissions based on business received or not received by Company.

4.	The following policies are eligible for advances based on the applicable product commission rate shown:
•	Symetra Select: 2.60%

•	Symetra Secure: 4.00%

•	Symetra Custom: 6.00%

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5.	Amounts advanced will be applied to offset the earned commissions otherwise due to be paid when the actual premiums are received by Company.

6.	If premiums on a case are not received by Company within 90 days after the application has been submitted, Company shall charge back to Agency the amount advanced on such case. Such amount shall be due immediately.

7.	Amounts advanced are unearned and constitute loans by Company to Agency. It is Agency’s obligation to repay Company the amount of any advances then remaining unearned by Agency and/or any sub-agency supervised by Agency, and Agency agrees to pay Company, on demand, the amount of any such advances then remaining unearned. As security for repayment, Agency grants Company a security interest in Agency’s rights to all future compensation due from Company, until the advances have been repaid in full.

8.	Company shall have the right to terminate this Amendment in its sole discretion, upon providing 30 days written notice to Agency. Upon termination of the Agency Agreement, this Amendment will terminate immediately.

9.	Upon termination of the Agency Agreement, the commuted value of all future compensation, as determined by Company in its sole discretion may, in the sole discretion of Company, be applied to offset advances owned by Agency and/or any sub-agency supervised by Agency. Upon receiving written demand from Company, Agency will immediately pay Company the balance of advances remaining unearned by Agency and/or any sub-agency supervised by Agency.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date indicated below.

Symetra Life Insurance Company	US Bancorp Investments Inc.
By:	By:
Scott L. Bartholomaus	Sherri L. Norman
Vice President, Retirement Services	Group Product Manager

Date: 10/3/06	Date: 8/1/06

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